As filed with the Securities and Exchange Commission on July 19, 2011   Registration No. 333-172722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IncrediMail Ltd.
 (Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant's name into English)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 HaNechoshet Street
Tel Aviv, Israel 69710
+972-3-7696100
(Address and telephone number of Registrant's principal executive offices)

Yacov Kaufman, CFO
4 HaNechoshet Street
Tel Aviv, Israel 69710
+972-3-7696100
 (Name, address and telephone number of agent for service)

Copies of all Correspondence to:

DAVID H. SCHAPIRO, ADV. ELIRAN FURMAN, ADV.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7726

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED _____, 2011

PROSPECTUS

1,020,000 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to 1,020,000 of our ordinary shares.

The selling shareholders may sell all or any portion of these ordinary shares in one or more transactions through Nasdaq, the Tel Aviv Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise. In addition, the selling shareholders may sell any portion of these ordinary shares (i) directly to purchasers or through agents, brokers, dealers or underwriters; (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iii) or any other means described in the section entitled "Plan of Distribution".

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol "MAIL" and on the Tel Aviv Stock Exchange in Israel under the Hebrew letters which read "EMAIL". On July 18, 2011, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $7.55 per share. On July 18, 2011, the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 25.16 (equivalent to $7.29) per share.

The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 2.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is _______, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of association allow us to indemnify, exculpate and insure our office holders, which includes our directors, to the fullest extent permitted by the Israeli Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders if the office holder is a director. Our articles of association also allow us to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor who is not an office holder.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance against monetary liability incurred in his or her capacity as an office holder whether imposed in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court, the indemnification must be limited to foreseeable events in light of the company’s actual activities at the time of the indemnification undertaking and to a specific sum or a reasonable criterion under such circumstances, as determined by the board of directors.

Under the Israeli Companies Law, only if and to the extent provided by its articles of association, a company may indemnify an office holder against the following liabilities or expenses incurred in his or her capacity as an office holder:

(1)	any monetary liability whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court
(2)
reasonable litigation expenses, including attorneys’ fees, incurred by him or her as a result of an investigation or proceedings instituted against him or her by an authority empowered to conduct an investigation or proceedings, which are concluded either (i) without the filing of an indictment against the office holder and without the levying of a monetary obligation in lieu of criminal proceedings upon the office holder, or (ii) without the filing of an indictment against the office holder but with levying a monetary obligation in substitute of such criminal proceedings upon the office holder for a crime that does not require proof of criminal intent

(3)
reasonable litigation expenses, including attorneys’ fees, in proceedings instituted against him or her by the company, on the company’s behalf or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent

Under the Israeli Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder, if and to the extent provided for in its articles of association. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

A company may, in advance only, exculpate an office holder for a breach of the duty of care. However, a company may not so exculpate an office holder for a breach of the duty of care in connection with a distribution of dividends or a repurchase of the company’s securities. A company may not exculpate an office holder from a breach of the duty of loyalty towards the company.

Under the Israeli Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly, or an action committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder.

Our board of directors and shareholders have resolved to indemnify our directors and our Chief Financial Officer to the extent permitted by law and by our articles of association for liabilities not covered by insurance and that are of certain enumerated events, subject to an aggregate sum equal to 50.0% of the shareholders equity as set forth in the financial report of the preceding year to which a claim for indemnification is made.

ITEM 9.                 EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Kost Forer Gabbay & Kasierer
24	Power of Attorney (set forth on signature page) *

*Previously filed with the registration statement on Form F-3 filed on March 10, 2011.

ITEM 10.               UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

ii.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

v.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the Registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that:

i.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

ii.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 3 to the Registration Statement on Form F-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel, on July 19, 2011.

IncrediMail Ltd.
By: /s/ Joseph Mandelbaum
Joseph Mandelbaum
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Josef Mandelbaum Josef Mandelbaum	Chief Executive Officer and Director (principal executive officer)	July 19, 2011,

/s/ Yacov Kaufman Yacov Kaufman	Chief Financial Officer (principal financial and accounting officer)	July 19, 2011,

*_________ Tamar Gottlieb	Chairperson and Director	July 19, 2011,

*_________ Ofer Adler	Director	July 19, 2011,

*_________ ArikCzerniak	Director	July 19, 2011,

*_________ David Jutkowitz	Director	July 19, 2011,

*_________ Avichay Nissenbaum	Director	July 19, 2011,

*_________ Arik Ramot	Director	July 19, 2011,

*By: /s/ Josef Mandelbaum
Josef Mandelbaum
Attorney- in- Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of IncrediMail Ltd., has signed this Amendment No.3 to the Registration Statement on Form F-3/A on July 19, 2011.

IncrediMail Ltd.

By:	Joseph Mandelbaum
Name: Joseph Mandelbaum
Title: Chief Executive Officer

Exhibit Number	Description of Document
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Kost Forer Gabbay & Kasierer
24	Power of Attorney (set forth on signature page) *

*Previously filed with the registration statement on Form F-3 filed on March 10, 2011.